SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Alpine Income Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                           122 East 42nd Street, 37th Floor
                           New York, New York  10168

Telephone Number (including area code): (212) 687-5588

Name and address of agent for service of process:
                           Samuel A. Lieber
                           Alpine Income Trust
                           c/o Alpine Management & Research, LLC
                           122 East 42nd Street, 37th Floor
                           New York, New York  10168

                           COPIES TO:
                           Kenneth S. Gerstein, Esq.
                           Schulte Roth & Zabel LLP
                           919 Third Avenue
                           New York, New York 10022


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           X     Yes              No
         ------            -----

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York, on the 3rd day of October, 2002.

                                            ALPINE INCOME TRUST

                                            By:      /S/ SAMUEL A. LIEBER
                                                     ----------------------
                                                     Samuel A. Lieber
                                                     President
Attest:  /S/ STEVEN C. SHACHAT
         ---------------------------------------
         Steven C. Shachat
         Vice President